Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-4 to be filed on or about January 27, 2009, and related Preliminary Prospectus/Offer to Exchange of Sequenom, Inc. for the registration of 2,243,225 shares of its common stock and to the incorporation by reference therein of our reports dated March 17, 2008, with respect to the consolidated financial statements and schedule of Sequenom, Inc. and the effectiveness of internal control over financial reporting of Sequenom, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 22, 2009